Exhibit 10(q)

INTRACOMPANY CORRESPONDENCE

TO:	(Name)
FROM:	Lynn Chipperfield
DATE:	(Date)

RE: Compensation Matters

At its meeting on (Date), the Executive Compensation and Stock Option Committee of the Furniture Brands Board of Directors considered executive compensation matters for the year just ended and for the ensuing year. Please note the following:

Annual Incentive Bonuses for Performance in (Year)

Mickey Holliman has approved the payment of bonuses under the (Company Name) Executive Incentive Plan for performance in (Year) in the amounts shown on the enclosed schedule entitled "Compensation and Related Information." The Committee has approved the payment to you of your annual incentive bonus of approximately $(Amount) for (Year).

Base Salary Increases for (Year)

Mickey Holliman has also approved the proposed (Year) salary increases shown on the enclosed "Compensation and Related Information" schedule. The Committee has approved a salary increase for you to $(Amount) for (Year).

Annual Incentive Bonus Targets for (Year)

The Committee approved the following performance goals for the (Company Name) Executive Incentive Plan for performance in (Year), all of which are based on budget:

GOAL FOR (YEAR)	AMOUNT	WEIGHTING
Sales		$25%
Pretax Earnings		$50%
Pretax Return on Net Assets		$25%

Target bonuses should be established for each participating employee based on a percentage of base salary in effect for (Year). The percentages for each employee are at (Company Name) management's discretion, but except in the case of promotions, etc., should be substantially the same as the percentages in effect for (Year), or as otherwise shown on the "Compensation and Related Information" schedule. Your own participation level has been approved at _____%.

(Name)
(Date)
Page Two

The Committee has also taken action with respect to long-term incentives. I will be sending you the folders containing the long-term incentive awards approved by the Committee, and a chart summarizing those grants under separate cover.

Please call me if you have any questions about any of these matters.